Exhibit 99.1

Contact: J. Marc Lewis, Vice President-Investor Relations 305-406-1815 305-406-1886 fax marc.lewis@mastec.com	800 S. Douglas Road, 12th Floor Coral Gables, Florida 33134 Tel: 305-599-1800 Fax: 305-406-1960

For Immediate Release

MasTec Announces Pricing of Convertible Note Offering and

Common Stock Offering for Acquisition Related Selling

Shareholders

Coral Gables, FL (June 2, 2009) — MasTec, Inc. (NYSE: MTZ) today announced that it has successfully priced its convertible note offering and secondary offering of common stock for certain selling shareholders.

MasTec announced the pricing of its public offering of $100,000,000 aggregate principal amount of senior convertible notes due 2014. The Company has also granted the underwriters an option to purchase up to an additional $15,000,000 aggregate principal amount of convertible notes on the same terms and conditions to cover over-allotments, if any. The convertible notes will pay interest semi-annually at a rate of 4% and will mature on June 15, 2014, unless earlier repurchased or converted. The notes are convertible, under certain circumstances, into shares of MasTec common stock at a conversion rate of 63.4417 shares of common stock per $1,000 principal amount of convertible notes, equivalent to a conversion price of approximately $15.76 per share of common stock, subject to adjustment in certain circumstances.

The convertible notes will be MasTec’s senior unsecured obligations and will rank equally with any existing and future unsecured senior debt, and senior to any existing and future subordinated debt. The convertible notes will be guaranteed by the MasTec subsidiaries that guarantee MasTec’s 7.625% senior notes due in 2017.

The Company also announced that certain shareholders have agreed to sell 4,500,000 shares of MasTec common stock at a public offering price of $12.125 per share. All of the shares are being sold by Jon Wanzek, founder and CEO of Wanzek Construction, Inc. (“Wanzek Construction”), and his affiliates. Mr. Wanzek and his affiliates have granted the underwriters an option to purchase an additional 675,000 shares to cover over-allotments, if any. Mr. Wanzek and his affiliates received 7.5 million MasTec shares in conjunction with MasTec’s 2008 acquisition of Wanzek Construction. After the transaction, Mr. Wanzek and his affiliate group will remain one of MasTec’s largest shareholders.

MasTec intends to use the net proceeds of $96.75 million (before expenses) from the convertible note offering to redeem at par the existing $55 million in 8% convertible notes issued in conjunction with MasTec’s 2008 acquisition of Wanzek Construction, for working capital, possible acquisitions of assets and businesses, and for general corporate purposes. MasTec will not receive any proceeds from the sale of the shares of common stock by the selling shareholders.

The offerings are expected to close on June 5, 2009, subject to customary closing conditions. The closing of the convertible note offering and the common stock offering are not contingent on each other.

Morgan Stanley is acting as the bookrunning manager and FBR Capital Markets is acting as co-manager of the offerings.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock or convertible notes, nor shall there be any sale of the common stock or convertible notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. A written prospectus for this offering meeting the requirements of Section 10 of the Securities Act of 1933 (other than a free writing prospectus as defined in Securities Act Rule 405) may be obtained from the offices of Morgan Stanley at 180 Varick Street, Second Floor, New York, New York 10014, Attention: Prospectus Department or by email at prospectus@morganstanley.com.

MasTec is a leading specialty contractor operating mainly throughout the United States across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of communication and utility infrastructure systems.

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby, These statements involve a number of risks, uncertainties, and other factors, including potential changes in market conditions, which could cause actual results to differ materially.